UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:    December 11, 2006

(Date of earliest event reported)

CIPRICO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-11336	41-1749708
(Commission File No.)	(IRS Employer Identification No.)

17400 Medina Road, Plymouth, MN 55447

(Address of Principal Executive Offices)(Zip Code)

(763) 551-4000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2006, Steven D. Merrifield joined the Company as its President and Chief Executive Officer.  Prior to joining Ciprico, Mr. Merrifield was Senior Vice President of Global Sales and a member of the Board of Directors of Hitachi GST Corporation, a  $4.5 billion storage products company. From 1978 until joining Hitachi in 2003, Mr. Merrifield was an employee of IBM and held the following positions: Sales Representative, Branch Manager, Administrative Assistant to the Chairman and CEO, Director of SMB Software and Services for Europe, Director of Worldwide OEM software sales and marketing, Vice President Dell Strategic Alliance and culminating his tenure at IBM as Vice President Global Sales for the technology group. He is a graduate of Oklahoma State University.

On December 8, 2006, the Company entered into an Employment Agreement and Change of Control Agreement (the “Agreements”) with Steven D. Merrifield to serve as President and Chief Executive Officer of the Company through December 7, 2008.  Under these Agreements, Mr. Merrifield receives a monthly base salary of $20,000 through September 30, 2007 and $20,833 through the remainder of the contract, which salary is paid in accordance with the Company’s normal payroll procedures and policies and is reviewed annually by the Board of Directors. In addition, the Company will pay certain relocation expenses up to $50,000 and moving expenses.

Under the Agreements, Mr. Merrifield will be granted an award of 200,000 shares of Ciprico stock under the 1999 Amended and Restated Stock Option Plan, subject to approval by the Board of Directors who shall set the grant date.  In addition, Mr. Merrifield will be granted a restricted stock award pursuant to the Company’s Restricted Stock Plan of 25,000 shares in years 2 and 3 of employment, subject to approval by the Board of Directors who shall set the grant date.

These Agreements also include a provision that in the event Mr. Merrifield’s employment is terminated without good cause or if Mr. Merrifield chooses to voluntarily terminate such employment with good reason within a twelve-month period following a change of control of the Company, the Agreements provide for a lump sum severance payment equal to twelve months of current compensation (base salary plus bonus, such bonus to be not less than 50% of base salary), or the remaining amount of Mr. Merrifield’s then current compensation under his Employment Agreement, whichever is greater.

Mr. James W. Hansen, who was President and Chief Executive Officer of the Company from September 30, 2004 through December 7, 2006, remains Chairman of the Board of Directors, and will continue as an employee of the Company to assist with the transition and strategic planning through the term of his Employment Agreement, which ends September 30, 2007.  As Mr. Hansen was the principal catalyst in recruiting Mr. Merrifield, Mr. Hansen has voluntarily agreed to changes in his Employment Agreement.  Such Agreement called for Mr. Hansen to receive a monthly base salary of $15,833 through September 30, 2007 and monthly payments of $1,250 to The Hansen Company, an affiliate of Mr. Hansen, for strategic planning services.  With the hiring of Mr. Merrifield, on December 8, 2006, Mr. Hansen voluntarily agreed to terminate the payments to The Hansen Company and to reduce his monthly compensation, effective January 1, 2007, to an average of $12,777 through September 30, 2007.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a)                                  Financial statements:  None.

(b)                                 Pro forma financial information:  None.

(c)                                  Shell company transactions: None.

(d)                                 Exhibits:

10.1.1                  Employment Agreement between Ciprico and Steven D. Merrifield

10.1.2                  Change in Control Agreement between Ciprico and Steven D. Merrifield

99.1                           Ciprico Press Release dated December 11, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ciprico Inc.

	By	/s/ Monte S. Johnson
Date: December 11, 2006		Monte S. Johnson, Chief Financial Officer (Principal Financial and Accounting Officer)